Exhibit 99.1

FOR IMMEDIATE RELEASE

CORE LAB REPORTS FIRST QUARTER 2023 RESULTS:

•
REVENUE OF $128 MILLION; UP SLIGHTLY SEQUENTIALLY; UP 11% YEAR-OVER-YEAR
•
OPERATING INCOME OF $6.5 MILLION; EX-ITEMS OF $14.5 MILLION, FLAT SEQUENTIALLY; UP OVER 100% YEAR-OVER-YEAR
•
OPERATING MARGINS, EX-ITEMS, OF 11%, WITH YEAR-OVER-YEAR INCREMENTAL MARGINS EXCEEDING 55%
•
GAAP EPS OF $0.05; EX-ITEMS, $0.19; UP OVER 130% YEAR-OVER-YEAR
•
RESERVOIR DESCRIPTION INCREMENTAL MARGINS, EX-ITEMS, EXCEEDING 80% SEQUENTIALLY; 70% YEAR-OVER-YEAR
•
SHAREHOLDERS APPROVE REDOMESTICATION TO THE U.S.
•
COMPANY ANNOUNCES Q2 2023 QUARTERLY DIVIDEND

AMSTERDAM (26 April 2023) - Core Laboratories N.V. (NYSE: "CLB") ("Core", "Core Lab", or the "Company") reported first quarter 2023 revenue of $128,400,000. Core’s operating income was $6,500,000, with diluted earnings per share ("EPS") of $0.05, all in accordance with U.S. generally accepted accounting principles ("GAAP"). Operating income, ex-items, a non-GAAP financial measure, was $14,500,000, yielding operating margins over 11%, and EPS, ex-items, of $0.19. During the first quarter of 2023, the Company recorded: 1) approximately $6,500,000 of non-cash stock compensation expense associated with full recognition of unvested awards for employees who have reached their eligible retirement age, and 2) facility exit and consolidation expenses of $1,700,000. The facility exit and consolidation expenses are associated with Core’s continuing efforts to improve operational efficiencies and optimize Core’s global network to support its clients. A full reconciliation of non-GAAP financial measures is included in the attached financial tables.

Core’s CEO, Larry Bruno stated, “Built upon a foundation of an improving international market for Reservoir Description, Core’s first quarter 2023 results overcame typical seasonal decline in client activity, as well as somewhat lower-than-expected completion activity in the U.S. land market. Despite these headwinds, the Company’s revenue, operating income and operating margins were comparable to last quarter. Year-over-year, the first quarter of 2023 achieved 11% growth in revenue and, ex-items, 100% growth in operating income with 56% incremental margins. First quarter 2023 operating margins, as well as year-over-year incremental margins, were strong in both Reservoir Description and Production Enhancement.

Core remains intently focused on executing its key financial and operational strategies, including: 1) reducing debt and strengthening our balance sheet, 2) consistently pursuing operational efficiencies, and 3) continuing to introduce new, problem-solving technologies. For the remainder of 2023, Core sees the continuation of a multi-year recovery cycle for the oil and gas industry, led by improvement in both onshore and offshore client activity across our global operations. The Russia-Ukraine conflict and associated sanctions continue to create volatility and some uncertainties to growth prospects in our European, Russian and Ukrainian operations.”

Redomestication to the United States

On 17 January 2023, Core Lab announced its intention to reorganize the Company’s corporate structure, which includes redomestication (the “Redomestication”) of the parent company from the Netherlands to the United States as Core Laboratories Inc., a Delaware corporation.

The Redomestication required a shareholder vote for approval, which was conducted through an extraordinary general meeting of the Company’s shareholders on 29 March 2023, and received an affirmative vote. The Redomestication was adopted with approximately 99.3% of votes cast in favor of the proposal, and is expected to become effective approximately 30 days following the date of the extraordinary general meeting, on or around 1 May 2023. Benefits of the Redomestication include: 1) a reduction in the corporate footprint and regulatory requirements associated with preparing duplicative audited financial statements and other reporting obligations, 2) improved efficiencies and opportunities in the Company’s corporate treasury, cash management, risk management and tax functions, and 3) a simplified and more efficient tax structure. Further information regarding the Redomestication is provided in the Company’s proxy statement/prospectus dated 28 February 2023.

Reservoir Description

Reservoir Description operations are closely correlated with trends in international and offshore activity levels, with approximately 80% of revenue sourced from projects originating outside the U.S. Reservoir Description revenue in the first quarter of 2023 was $80,200,000, up 3% sequentially and 7% year-over-year. Operating income on a GAAP basis was $2,500,000, while operating income, ex-items, was $7,800,000, yielding operating margins of 10%, which expanded approximately 200 basis points sequentially and 450 basis points year-over-year. The segment’s financial performance was underpinned by improving international client activity, which more than offset typical seasonality. Additionally, crude-oil trading patterns showed some signs of stabilizing late in the quarter; however, crude-oil assay work in the Company's European and Russian operations are still below pre-conflict levels.

During the first quarter of 2023, Core Lab’s Advanced Technology Center in the United Kingdom commenced the next phase of analytical testing on reservoir core and fluid samples from the Orange Basin, offshore Namibia. Several hundred feet of conventional core from multiple wells were recovered from various targeted reservoir intervals. The conventional cores are being scanned using Core Lab’s proprietary, non-invasive testing and reservoir optimization technologies ("NITRO™") in advance of traditional physical measurements. An extensive laboratory analysis program is also underway on reservoir fluid samples collected from these wells. This analytical program includes: 1) detailed determination of contamination levels from oil-based drilling mud filtrate, 2) compositional analysis of the hydrocarbons, and 3) measurement of the physical properties of the hydrocarbons, such as: saturation pressure, density, viscosity, gas-oil ratio and formation volume factor, all at various pressures and temperatures. The extensive reservoir rock and fluid laboratory program will assist Core’s client in expeditiously evaluating this promising new play.

Also during the first quarter of 2023, under the direction of a Middle East National Oil Company (“NOC”), Core Lab successfully completed a large, multi-well formation damage study. The laboratory results are essential data for an NOC that is planning a large-scale waterflood Enhanced Oil Recovery (“EOR”) program. Waterflood EOR involves injecting water into an oil reservoir to increase hydrocarbon recovery. However, to ensure that the injection water is compatible with the reservoir rocks and fluids, the water must undergo preparation that involves several steps, such as: chemical analysis, filtration, deaeration, disinfection, and chemical treatment. In the laboratory, the prepared injection water is then used for rock-fluid and fluid-fluid compatibility testing at reservoir temperatures and pressures. Core Lab's team of specialists are helping the operator to optimize the injection water properties to enhance crude-oil recovery, reduce associated processing costs, and mitigate damage from fines migration. This project illustrates how Core Lab uses innovative laboratory technologies to enable operators to recover incremental barrels of oil from existing fields. These incremental barrels of oil can be the most profitable barrels produced over the life of the field.

Core Lab is pleased to announce two additional client members have joined its growing, joint-industry, Carbon Capture and Sequestration (“CCS”) Consortium: EQT Production Company and BKV dCarbon Ventures, LLC. The CCS Consortium, in collaboration with Dr. Birol Dindoruk of the University of Houston, was formed to support global energy transition and decarbonization efforts. The analytical studies being conducted in the CCS Consortium are currently focused on seal integrity and containment. As the CCS Consortium’s momentum continues, Core Lab's engagement with multi-client studies and other proprietary CCS projects is growing in both the U.S. and internationally.

Production Enhancement

Production Enhancement operations, which are focused on complex completions in unconventional, tight-oil reservoirs in the U.S., as well as conventional projects across the globe, posted first quarter 2023 revenue of $48,200,000, down approximately 3% sequentially, although up 19% year-over-year. Operating income on a GAAP basis was $3,300,000, while operating income, ex-items, was $6,000,000, yielding operating margins of 13%, down 300 basis points sequentially following strong international sales in the fourth quarter of 2022. Year-over-year, operating margins expanded over 490 basis points. The segment’s results for the first quarter of 2023, reflect somewhat lower-than-expected U.S. land completion activity.

During the first quarter of 2023, under the direction of a Permian Basin operator, Core’s Production Enhancement experts were engaged to provide its proprietary Rapid Deployment System (“RDS™”) for a well remediation project. RDS™ offers a cost-effective solution for remediating wells when: 1) artificial lift equipment has failing valves, 2) the tubing string has become filled with sand, or 3) the well is otherwise inoperable. Core’s client utilized the RDS™ technology to remedy a tubing string that had malfunctioned and became plugged with sand, preventing the tubing from draining properly during work-over operations. The RDS™ system allowed the client to quickly create perforations that drained the working string. This was accomplished without the need for an electric wireline unit, thus reducing costs and eliminating environmental hazards associated with pulling a fluid-filled pipe. Conventional remediation methods would have required mobilizing a wireline unit and a multi-person field crew to the wellsite, resulting in lost time and increased cost to the operator. Based on the success of the RDS™ system, the client has standardized this methodology for all future well remediation projects.

Also during the first quarter of 2023, Core entered into a multi-year partnership with MPC Future Co., Ltd. (“MPC”) to provide energetic systems and well abandonment applications to operators in Thailand. Core’s collaboration with MPC will support the growing demand for energetic systems and well abandonment applications in the Asia-Pacific region. Initial product delivery occurred in the first quarter of 2023, and the Company is building inventory in support of this long-term contract.

Core’s SpectraStim™, SpectraScan®, and PackScan® downhole imaging technologies are gaining wider acceptance for evaluation of deepwater Gulf of Mexico frac pack completions. When Core’s Production Enhancement engineers processed the diagnostic data from a recent deepwater well, the results revealed a major void in the annular pack across the lower half of the screen, as well as no proppant pack across the upper 50 feet of screen. The operator chose to remove and replace the existing hardware and re-frac pack the interval, avoiding a severely damaged completion and a costly remediation program. A log of the recompletion using Core's SpectraScan® and PackScan® logging tools confirmed void-free annular packing, along with substantial proppant reserve placement above the top of the screen. In the process, a multi-million-dollar completion failure was averted.

Liquidity, Free Cash Flow and Dividend

Core continues to focus on maximizing free cash flow ("FCF"), a non-GAAP financial measure defined as cash from operations less capital expenditures. For the first quarter of 2023, cash used in operations was $3,200,000 and capital expenditures were $2,200,000, yielding negative FCF of $5,400,000. Cash from operations declined sequentially in the first quarter of 2023, primarily due to the following factors:

1. Additional cash used to fund working capital requirements. Growth in receivables is more associated with the timing of sales and invoicing as the U.S. market softened from November through February, followed by strong growth in March. Additionally, the U.S. market is also the largest market the Company serves with its product sales and the temporary slow-down in this market resulted in a build of inventory. Some of the growth in inventory is also attributable to building stock to serve large international projects planned for 2023.

2. Cash from operations was used during the first quarter of 2023 to execute facility exit and consolidation plans, which will result in annual savings of more than $1,500,000.

3. Payments for liabilities associated with certain employee retirement plans, and

4. Annual prepayment for the Company’s corporate insurance programs that would traditionally have occurred in the fourth quarter of 2022.

Core expects cash from operations to strengthen and the Company to generate positive free cash in future quarters. The Company will continue to manage investment in working capital in a period of growth. Core’s free cash will continue to be returned to its shareholders via the Company’s regular quarterly dividend, as well as being focused towards reducing long-term debt.

At the end of the first quarter of 2023, Core’s net debt was $166,700,000, and the Company’s leverage ratio of 2.18, which decreased from 2.29 at the end of the fourth quarter of 2022. The Company will continue applying free cash towards reducing debt until the Company reaches its target leverage ratio (calculated as total net debt divided by trailing twelve months adjusted EBITDA) of 1.5 times or lower.

On 1 February 2023, Core’s Board of Supervisory Directors ("Board") announced a quarterly cash dividend of $0.01 per share of common stock, which was paid on 6 March 2023 to shareholders of record on 13 February 2023. Dutch withholding tax was deducted from the dividend at a rate of 15%.

On 26 April 2023, the Board approved a cash dividend of $0.01 per share of common stock payable on 30 May 2023 to shareholders of record on 8 May 2023. The Company expects the Redomestication to be completed on or around 1 May 2023. Consequently, the Company does not expect any Dutch withholding taxes for any shareholders, or U.S. withholding taxes for U.S.-based shareholders, associated with this or any future dividends.

Return On Invested Capital

The Board and the Company’s Executive Management continue to focus on strategies that maximize return on invested capital ("ROIC") and FCF, factors that have high correlation to total shareholder return. Core’s commitment to an asset-light business model and disciplined capital stewardship promote capital efficiency and is designed to produce more predictable and superior long-term ROIC.

The Board has established an internal metric of demonstrating superior ROIC performance relative to the oilfield service companies listed as Core's Comp Group by Bloomberg, as the Company continues to believe superior ROIC will result in higher total shareholder return. Using Bloomberg’s formula to reflect Core's financial performance in the first quarter of 2023, indicates Core Lab's ROIC improved to 8.4%, up from 7.2% at the end of last quarter.

Industry and Core Lab Outlook and Guidance

Looking forward, Core sees crude-oil macro fundamentals continuing to support a multi-year recovery cycle for the oil and gas industry. For the remainder of 2023, despite recession concerns for key economies around the world, Core sees supply and demand balance tightening as the year unfolds.

Crude-oil demand for 2023, as forecast by the International Energy Agency in April 2023, is projected to be a record 101.9 million barrels per day, as consumption in China continues to grow. As crude-oil demand is projected to exceed pre-COVID levels, crude-oil supply is projected to tighten. With the recently announced OPEC+ production cuts, crude-oil supply will be in decline for the remainder of the year. In addition to the OPEC+ crude-oil production cuts, production growth in other areas continues to face constraints due to prolonged underinvestment in many regions around the globe, as well as natural decline of production from existing fields. As a result, Core Lab continues to expect international operators to expand their upstream spending plans for 2023 by mid-teens compared to 2022. This supports Core's outlook for continued improvement in international onshore and offshore activity, with projects emerging and underway, most notably across the Middle East, Latin America and West Africa regions.

Turning to the U.S., U.S. land activity was somewhat weaker than expected in the early part of 2023. The lower-than-expected activity growth is associated with weak natural gas prices. However, Core sees on-going challenges with crude-oil supply which should require increased spending by operators to grow and replace production. While operators remain focused on capital discipline, 2023 forecasts continue to indicate U.S. upstream spending will increase approximately 15% year-over-year.

As result, Core projects Reservoir Description’s second quarter 2023 revenue to increase by low-single digits. Continued volatility with crude-oil trading patterns may impact Core’s Reservoir Description segment’s international growth within its Russian, Ukrainian and European operations. Production Enhancement segment revenue is estimated to increase by mid-single digits.

Core projects second quarter 2023 revenue to range from $130,000,000 to $135,000,000 and operating income of $14,500,000 to $17,500,000, yielding operating margins of approximately 12%. EPS for the second quarter of 2023 is expected to be $0.20 to $0.24.

The Company’s second quarter 2023 guidance is based on projections for underlying operations and excludes gains and losses in foreign exchange. Second quarter 2023 guidance also assumes an effective tax rate of 20%.

Earnings Call Scheduled

The Company has scheduled a conference call to discuss Core's first quarter 2023 earnings announcement. The call will begin at 7:30 a.m. CDT / 2:30 p.m. CEST on Thursday, 27 April 2023. To listen to the call, please go to Core's website at www.corelab.com.

Core Laboratories N.V. is a leading provider of proprietary and patented reservoir description and production enhancement services and products used to optimize petroleum reservoir performance. The Company has over 70 offices in more than 50 countries and is located in every major oil-producing province in the world. This release, as well as other statements we make, includes forward-looking statements regarding the future revenue, profitability, business strategies and developments, including the Redomestication of the Company made in reliance upon the safe harbor provisions of Federal securities law. The Company's outlook is subject to various important cautionary factors, including risks and uncertainties related to the oil and natural gas industry, business and general economic conditions, including inflationary pressures, the ability to achieve the benefits of the Redomestication, international markets, international political climates, including the Russia-Ukraine geopolitical conflict, public health crises, and any related actions taken by businesses and governments, and other factors as more fully described in the Company's most recent Forms 10-K, 10-Q and 8-K filed with or furnished to the U.S. Securities and Exchange Commission. These important factors could cause the Company's actual results to differ materially from those described in these forward-looking statements. Such statements are based on current expectations of the Company's performance and are subject to a variety of factors, some of which are not under the control of the Company. Because the information herein is based solely on data currently available, and because it is subject to change as a result of changes in conditions over which the Company has no control or influence, such forward-looking statements should not be viewed as assurance regarding the Company's future performance.

The Company undertakes no obligation to publicly update or revise any forward-looking statement to reflect events or circumstances that may arise after the date of this press release, except as required by law.

Visit the Company's website at www.corelab.com. Connect with Core Lab on Facebook, LinkedIn and YouTube.

For more information, contact:

Gwen Gresham - SVP Corporate Development and Investor Relations, +1 713 328 6210

CORE LABORATORIES N.V. & SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended			% Variance
	March 31, 2023	December 31, 2022	March 31, 2022	vs. Q4-22	vs. Q1-22
REVENUE	$128,356	$127,571	$115,300	0.6%	11.3%

OPERATING EXPENSES:
Costs of services and product sales	101,528	99,816	96,952	1.7%	4.7%
General and administrative expense	16,331	8,724	12,545	87.2%	30.2%
Depreciation and amortization	4,044	4,073	4,557	(0.7)%	(11.3)%
Other (income) expense, net	(28)	(660)	1,637	NM	NM
Total operating expenses	121,875	111,953	115,691	8.9%	5.3%

OPERATING INCOME (LOSS)	6,481	15,618	(391)	(58.5)%	NM
Interest expense	3,429	3,081	2,644	11.3%	29.7%
Income (loss) before income taxes	3,052	12,537	(3,035)	(75.7)%	NM
Income tax expense (benefit)	610	5,847	(1,196)	(89.6)%	NM
Net income (loss)	2,442	6,690	(1,839)	(63.5)%	NM
Net income (loss) attributable to non-controlling interest	69	(61)	49	NM	NM
Net income (loss) attributable to Core Laboratories N.V.	$2,373	$6,751	$(1,888)	(64.8)%	NM

Diluted earnings (loss) per share	$0.05	$0.14	$(0.04)	(64.3)%	NM

Diluted earnings (loss) per share attributable to Core Laboratories N.V.	$0.05	$0.14	$(0.04)	(64.3)%	NM

Diluted weighted average common shares outstanding	47,481	46,826	46,298	1.4%	2.6%

Effective tax rate	20%	47%	39%	NM	NM

SEGMENT INFORMATION:

Revenue:
Reservoir Description	$80,188	$78,124	$74,754	2.6%	7.3%
Production Enhancement	48,168	49,447	40,546	(2.6)%	18.8%
Consolidated	$128,356	$127,571	$115,300	0.6%	11.3%

Operating income (loss):
Reservoir Description	$2,471	$6,817	$361	(63.8)%	584.5%
Production Enhancement	3,281	7,904	(918)	(58.5)%	NM
Corporate and Other	729	897	166	NM	NM
Consolidated	$6,481	$15,618	$(391)	(58.5)%	NM

"NM" means not meaningful

CORE LABORATORIES N.V. & SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

			% Variance
ASSETS:	March 31, 2023	December 31, 2022	vs. Q4-22

Cash and cash equivalents	$16,285	$15,428	5.6%
Accounts receivable, net	110,699	106,913	3.5%
Inventories	67,342	60,445	11.4%
Other current assets	33,601	28,916	16.2%
Total current assets	227,927	211,702	7.7%

Property, plant and equipment, net	102,341	105,028	(2.6)%
Right of use assets	56,663	52,379	8.2%
Intangibles, goodwill and other long-term assets, net	206,686	209,245	(1.2)%
Total assets	$593,617	$578,354	2.6%

LIABILITIES AND EQUITY:

Accounts payable	$38,366	$45,847	(16.3)%
Short-term operating lease liabilities	11,073	11,699	(5.4)%
Other current liabilities	46,185	45,589	1.3%
Total current liabilities	95,624	103,135	(7.3)%

Long-term debt, net	180,440	172,386	4.7%
Long-term operating lease liabilities	43,793	38,305	14.3%
Other long-term liabilities	73,609	75,574	(2.6)%

Total equity	200,151	188,954	5.9%
Total liabilities and equity	$593,617	$578,354	2.6%

CORE LABORATORIES N.V. & SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Three Months Ended March 31,
	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income (loss)	$2,442	$(1,839)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Stock-based compensation	8,984	6,227
Depreciation and amortization	4,044	4,557
Deferred income taxes	936	1,698
Accounts receivable	(4,024)	(2,831)
Inventories	(7,126)	(2,498)
Accounts payable	(7,078)	3,693
Other adjustments to net income (loss)	(1,347)	(3,717)
Net cash provided by (used in) operating activities	(3,169)	5,290

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(2,208)	(2,297)
Proceeds from insurance recovery	—	583
Other investing activities	170	2,142
Net cash provided by (used in) investing activities	(2,038)	428

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of long-term debt	(16,000)	(14,000)
Proceeds from long-term debt	24,000	15,000
Dividends paid	(466)	(463)
Repurchase of common shares	(1)	(1,920)
Equity related transaction costs	(1,285)	—
Other financing activities	(184)	(1)
Net cash provided by (used in) financing activities	6,064	(1,384)

NET CHANGE IN CASH AND CASH EQUIVALENTS	857	4,334
CASH AND CASH EQUIVALENTS, beginning of period	15,428	17,703
CASH AND CASH EQUIVALENTS, end of period	$16,285	$22,037

Non-GAAP Information

Management believes that the exclusion of certain income and expenses enables it to evaluate more effectively the Company's operations period-over-period and to identify operating trends that could otherwise be masked by the excluded Items. For this reason, management uses certain non-GAAP measures that exclude these Items and believes that this presentation provides a clearer comparison with the results reported in prior periods. The non-GAAP financial measures should be considered in addition to, and not as a substitute for, the financial results prepared in accordance with GAAP, as more fully discussed in the Company's financial statements and filings with the Securities and Exchange Commission.

Reconciliation of Operating Income (Loss), Net Income (Loss) and Diluted Earnings (Loss) Per Share

(In thousands, except per share data)

(Unaudited)

	Operating Income (Loss)
	Three Months Ended
	March 31, 2023	December 31, 2022	March 31, 2022
GAAP reported	$6,481	$15,618	$(391)
Stock compensation (1)	6,515	(1,868)	3,850
Loss on lease abandonment and other exit costs (2)	641	—	—
Assets write-down (2)	1,015	—	—
Severance and other charges	—	—	3,332
Redomestication costs	—	246	—
Bad debt	—	—	810
Foreign exchange losses (gains)	(144)	691	(417)
Excluding specific items	$14,508	$14,687	$7,184

	Net Income (Loss)
	Three Months Ended
	March 31, 2023	December 31, 2022	March 31, 2022
GAAP reported	$2,442	$6,690	$(1,839)
Stock compensation (1)	5,212	(1,494)	3,850
Loss on lease abandonment and other exit costs (2)	513	—	—
Assets write-down (2)	812	—	—
Severance and other charges	—	—	2,666
Redomestication costs	—	197	—
Bad debt	—	—	648
Foreign exchange losses (gains)	(114)	552	(334)
Impact of higher (lower) tax rate (3)	—	3,341	(1,359)
Excluding specific items	$8,865	$9,286	$3,632

	Diluted Earnings (Loss) Per Share
	Three Months Ended
	March 31, 2023	December 31, 2022	March 31, 2022
GAAP reported	$0.05	$0.14	$(0.04)
Stock compensation (1)	0.11	(0.03)	0.08
Loss on lease abandonment and other exit costs (2)	0.01	—	—
Assets write-down (2)	0.02	—	—
Severance and other charges	—	—	0.06
Bad debt	—	—	0.01
Foreign exchange losses (gains)	—	0.02	(0.01)
Impact of higher (lower) tax rate (3)	—	0.07	(0.03)
Impact on assuming dilution	—	—	0.01
Excluding specific items	$0.19	$0.20	$0.08

(1) Three months ended March 31, 2023 and 2022 includes stock compensation expense recognized pursuant to FASB ASC 718 "Stock Compensation" associated with employees reaching eligible retirement age, which is nondeductible for tax purposes. Three months ended December 31, 2022 includes non-cash adjustment of stock compensation expense associated with certain performance share awards that vested during the quarter.

(2) Three months ended March 31, 2023 includes the write-down of right of use assets and leasehold improvements and other exit costs associated with consolidation of certain facilities.
(3) Three months ended December 31, 2022 and March 31, 2022 include adjustments to reflect tax expense at a normalized rate of 20%.

Segment Information

(In thousands)

(Unaudited)

	Operating Income (Loss)
	Three Months Ended March 31, 2023
	Reservoir Description	Production Enhancement	Corporate and Other
GAAP reported	$2,471	$3,281	$729
Stock compensation (1)	4,156	2,359	—
Loss on lease abandonment and other exit costs (2)	377	264	—
Assets write-down (2)	958	—	57
Foreign exchange losses (gains)	(188)	134	(90)
Excluding specific items	$7,774	$6,038	$696
(1) Stock compensation expense recognized pursuant to FASB ASC 718 "Stock Compensation" associated with executives reaching eligible retirement age.
(2) Write-down of right of use assets and leasehold improvements and other exit costs associated with consolidation of certain facilities.

Return on Invested Capital

Return on Invested Capital ("ROIC") is presented based on management's belief that this non-GAAP measure is useful information to investors and management when comparing profitability and the efficiency with which capital has been employed over time relative to other companies. The Board has established an internal performance metric of demonstrating superior ROIC performance relative to the oilfield service companies listed as Core's Comp Group by Bloomberg. ROIC is not a measure of financial performance under GAAP and should not be considered as an alternative to net income.

ROIC of 8.4% is defined by Bloomberg as Net Operating Profit After Tax ("NOPAT") of $32.6 million divided by Average Total Invested Capital ("Average TIC") of $389.4 million where NOPAT is defined as GAAP net income before non-controlling interest plus the sum of income tax expense, interest expense, and pension expense less pension service cost and tax effect on income before interest and tax expense. Average TIC is defined as the average of beginning and ending periods' GAAP stockholders' equity plus the sum of net long-term debt, lease liabilities, allowance for credit losses, net of deferred taxes, and income taxes payable.

Free Cash Flow

Core uses the non-GAAP financial measure of free cash flow to evaluate its cash flows and results of operations. Free cash flow is an important measurement because it represents the cash from operations, in excess of capital expenditures, available to operate the business and fund non-discretionary obligations. Free cash flow is not a measure of operating performance under GAAP and should not be considered in isolation nor construed as an alternative consideration to operating income, net income, or cash flows from operating, investing, or financing activities, each as determined in accordance with GAAP. Free cash flow should not be considered a measure of liquidity. Moreover, since free cash flow is not a measure determined in accordance with GAAP and thus is susceptible to varying interpretations and calculations, free cash flow as presented may not be comparable to similarly titled measures presented by other companies.

Computation of Free Cash Flow

(In thousands)

(Unaudited)

Three Months Ended
March 31, 2023
Net cash used in operating activities	$(3,169)
Capital expenditures	(2,208)
Free cash flow	$(5,377)

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